Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151707
Prospectus
NAVIOS MARITIME ACQUISITION CORPORATION
25,300,000 Shares of Common Stock
Issuable Upon Exercise of
Outstanding Publicly Traded Warrants
     Navios Maritime Acquisition Corporation is registering 25,300,000 shares of common stock, par value $0.0001 per share, which shares are underlying our publicly traded warrants that were issued in our initial public offering. The shares of common stock being registered may be issued by us upon exercise by the holders of such publicly traded warrants. The warrants have an exercise price of $7.00 per share. To the extent any holder of such publicly traded warrants determines to exercise their warrants, we will receive the payment of the exercise price in connection with any such exercise. The warrants and our shares of common stock are currently traded on the New York Stock Exchange under the symbols NNA.WS and NNA, respectively, and on May 26, 2010, the last reported sale prices of the warrants and common stock were $1.24 and $6.78, respectively. We also have a current trading market for our units. One unit consists of one share of our common stock and one warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $7.00. Our units also trade on the New York Stock Exchange under the symbol NNA.U, and the last reported sales price of the units on May 26, 2010 was $9.61. The address and telephone number of our principal executive offices is 85 Akti Miaouli Street, Piraeus, Greece 185 38, (011) 210-4595000.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 27, 2010

General
     Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. The Company was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination one or more assets or operating businesses in the marine transportation and logistics industries. Other than the completion of our initial public offering, we have neither engaged in any operations nor generated significant revenue to date. We are considered to be in the development stage as defined in the FASB issued guidance for Accounting and Reporting By Development Stage Enterprises, and are subject to the risks associated with activities of development stage companies.
     On July 1, 2008, we consummated our initial public offering of 25,300,000 units, including 3,300,000 units issued upon exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit in the offering. Each unit consists of one share of our common stock, $0.0001 par value per share, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of common stock at an exercise price of $7.00 commencing on the completion of a business combination, and will expire June 25, 2013, five years from the date of the initial public offering prospectus. The warrants will be redeemable at a price of $0.01 per warrant upon 30 days prior notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $13.75 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.
     No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants. In no circumstance will we be required to settle any such warrant exercise for cash. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

RISK FACTORS
     This offering involves a high degree of risk. You should carefully consider the risks contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission, or the SEC, on January 29, 2010, together with the other factors that may be specifically incorporated into this prospectus in any future public filings made by us and any other information in this prospectus before deciding to exercise your publicly traded warrants and invest in our common stock. If any of the risks relating to our business and operations actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
The Offering

Shares of Common Stock that may be issued by us	25,300,000 shares of Common Stock issuable upon exercise of our publicly traded warrants that were issued in our initial public offering.

Shares of Common Stock outstanding after the offering	31,625,000 shares of Common Stock, excluding 25,300,000 shares of Common Stock issuable upon effectiveness of the registration statement of which this prospectus forms a part and upon exercise of the publicly traded warrants issued in our initial public offering.

Use of proceeds	Upon exercise of the publicly traded warrants issued in our initial public offering, if any, if at all, Navios Acquisition may receive the exercise price of $7.00 per share in proceeds from the sales described in this prospectus. If all of the outstanding publicly traded warrants issued in our initial public offering were exercised at $7.00, Navios Acquisition would receive proceeds upon such exercise of $177.1 million. However, Navios Acquisition cannot predict the timing or the amount of the exercise of the warrants. Accordingly, we have not allocated any portion of the potential proceeds to any particular use and any proceeds received will be added to working capital. The company will pay the costs related to the registration of the issuance of the shares of common stock underlying the publicly traded warrants issued in connection with our initial public offering.

New York Stock Exchange Symbol of Common Stock	NNA

New York Stock Exchange Symbol of Warrants	NNA.WS

New York Stock Exchange Symbol of Units	NNA.U
     Our common stock, the warrants and units commenced trading on the New York Stock Exchange upon completion of our initial public offering.
     The warrants will become exercisable, if at all, upon the consummation of the vessel acquisition. However, the warrants will only be exercisable if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. We have filed a registration statement, of which this prospectus is a part, as part of our obligation to use our best efforts to have an effective registration statement covering shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and we have agreed to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. In no event shall a warrant holder be entitled to elect to receive a net cash settlement upon the exercise of warrants.
     All warrants will expire on June 25, 2013, the fifth anniversary of the date of the initial public offering prospectus at 5:00 p.m., New York City time, or earlier upon redemption.
     Once the warrants become exercisable, we may redeem the outstanding warrants (except for the warrants included in the sponsor units and sponsor warrants, which are not redeemable so long as they are held by Navios Holdings or its permitted transferees) at any time: (i) in whole and not in part; (ii) at a price of $.01 per warrant; (iii) upon a minimum of 30 days’ prior written notice of redemption; (iv) if, and only if, a business combination has been consummated; and (v) if, and only if, the last sale price of our common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three trading days before we send the notice of redemption provided that a current registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares of common stock issuable upon exercise of the warrants is effective during the redemption notice period.
     We have established the above conditions to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If we call the warrants for redemption as described above, we will have the option to require all holders that exercise warrants thereafter to do so on a “cashless basis,” although the public stockholders are not eligible to do so at their own option. Otherwise, a public warrant may only be exercised for cash. In the event we choose to require a “cashless exercise,” each exercising holder must pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
PLAN OF DISTRIBUTION
     The shares of common stock underlying the publicly traded warrants are being offered directly by the Company, without an underwriter, and the holders of such publicly traded warrants may purchase the shares of common stock directly from the Company, by exercising the publicly traded warrants as described in “Description of Securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The statements contained in this prospectus that are not purely historical may be forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:
•	ability to consummate a combination with one or more target businesses;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following a business combination;

•	executive officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving a business combination, as a result of which they would then receive expense reimbursements and their shares of common stock would become eligible for later release from escrow;

•	potential inability to obtain additional financing to consummate a business combination;

•	limited pool of prospective target businesses;

•	potential conflicts of interest of our officers and directors;

•	current and potential future affiliations of our officers and directors with competing businesses;

•	securities’ ownership being concentrated;

•	potential change in control if we acquire one or more target businesses for stock;

•	risks associated with operating in the marine transportation and logistics industries;

•	public securities’ limited liquidity and trading, as well as the current lack of a trading market;

•	delisting of our securities from the New York Stock Exchange following a business combination; or

•	use of proceeds not held in the trust account or available to us from interest income, net of income taxes, on the trust account balance, and our financial performance following this offering.
     The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/ or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

USE OF PROCEEDS
     Upon exercise of the publicly traded warrants issued in our initial public offering, if any, if at all, Navios Acquisition may receive the exercise price of $7.00 per share in proceeds from the sales described in this prospectus. If all of our publicly traded warrants that were issued in our initial public offering were exercised at the $7.00 per share price, Navios Acquisition would receive proceeds upon such exercise of $177.1 million. However, Navios Acquisition cannot predict the timing or the amount of the exercise of the warrants. Accordingly, we have not allocated any portion of the potential proceeds to any particular use and any proceeds received will be added to working capital. The Company will bear the expenses related to the registration of the issuance of the shares of common stock underlying our publicly traded warrants.

CAPITALIZATION
     The following table sets forth our capitalization at December 31, 2009:

December 31, 2009
Underwriters’ fee payable	$8,855,000
Common stock subject to redemption, 10,119,999 shares at redemption value, $9.91 per share(1)	100,289,190

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 1,000,000 shares of preferred stock authorized; none issued or outstanding, actual and as adjusted	—
Common stock, $0.0001 par value, authorized 100,000,000 shares; 31,625,000 shares issued and outstanding (includes the 10,119,999 shares subject to redemption).	3,163
Additional paid-in-capital	141,588,151
Earnings accumulated during the development stage	399,372
Total stockholders’ equity	141,990,686

Total capitalization	251,134,876

(1)	If the extended period is approved or we consummate our initial business combination, the conversion rights afforded to our public stockholders, other than our initial stockholders, may result in the conversion into cash of up to approximately 39.99% of the aggregate number of shares sold in our initial public offering at a per-share conversion price equal to the aggregate amount then on deposit in the trust account (approximately $9.91 per share, of which $0.35 is attributable to each share of common stock that our public stockholders elect to convert in connection with our initial business combination), before payment of deferred underwriting discounts and commissions subject to forfeiture and including accrued interest and net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust account, and net of interest income (net of income taxes) previously released to us for working capital requirements, as of two business days prior to the proposed consummation of a business combination or vote on the extended period of our initial business combination, divided by the number of shares sold in this offering.

PRICE RANGE OF OUR SECURITIES
     Our securities are traded on the New York Stock Exchange and are comprised of units, common stock and warrants under the symbols “NNA.U,” “NNA” and “NNA.WS,” respectively. The prices below reflect closing prices.

	Price range		Price range		Price range
	Units		Common stock		Warrants
	High	Low	High	Low	High	Low
Year Ended:
December 31, 2009	$10.55	$8.61	$9.90	$8.57	$0.81	$0.16
December 31, 2008*	$10.20	$8.40	$9.40	$8.08	$1.05	$0.14
Quarter Ended:
June 30, 2010 (through May 26, 2010)	$11.54	$9.61	$9.95	$6.78	$1.58	$0.64
March 31, 2010	$10.32	$10.11	$9.90	$9.79	$0.68	$0.45
December 31, 2009	$10.55	$9.73	$9.90	$9.61	$0.76	$0.52
September 30, 2009	$10.05	$9.64	$9.60	$9.37	$0.81	$0.40
June 30, 2009	$9.47	$9.10	$9.36	$9.03	$0.48	$0.18
March 31, 2009	$9.20	$8.61	$9.07	$8.57	$0.20	$0.16
December 31, 2008	$9.20	$8.40	$8.70	$8.08	$0.44	$0.14
September 30, 2008*	$10.20	$9.26	$9.40	$8.79	$1.05	$0.44
Month Ended:
May 30, 2010 (through May 26, 2010)	$11.54	$9.61	$9.78	$6.78	$1.40	$1.24
April 30, 2010	$11.54	$10.26	$9.95	$9.84	$1.58	$0.64
March 31, 2010	$10.30	$10.11	$9.87	$9.82	$0.68	$0.59
February 28, 2010	$10.31	$10.25	$9.87	$9.81	$0.68	$0.45
January 31, 2010	$10.32	$10.12	$9.90	$9.79	$0.62	$0.50
December 31, 2009	$10.55	$9.73	$9.90	$9.76	$0.73	$0.52
November 30, 2009	$10.50	$9.96	$9.80	$9.70	$0.76	$0.62

(*)	Period beginning July 1, 2008

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of May 18, 2010, 31,625,000 shares of common stock are outstanding, held by seven holders of record. No shares of preferred stock are currently outstanding.

Units

Public stockholders’ units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.00 per share.

Sponsor units

On March 18, 2008, Navios Holdings purchased 8,625,000 sponsor units for a purchase price of $25,000, or approximately $0.003 per unit. On June 11, 2008, Navios Holdings transferred an aggregate of 290,000 sponsor units to our officers and directors (200,000 to Ms. Frangou, 50,000 to Mr. Petrone, 15,000 to Mr. Brynteson, 15,000 to Mr. Koilalous and 10,000 to Mr. Veraros). On June 16, 2008, Navios Holdings returned to us an aggregate of 2,300,000 sponsor units, which we have cancelled. Accordingly, our initial stockholders own 6,325,000 sponsor units. Each sponsor unit consists of one share of common stock and one warrant. The common stock and warrants comprising the sponsor units are identical to the common stock and warrants comprising the units sold in our initial public offering, except that:

•	our initial stockholders and their permitted transferees are not able to exercise conversion rights, as described below, with respect to the common stock;

•	our initial stockholders have agreed, and any permitted transferees will agree, to vote the shares of common stock in the same manner as a majority of the shares of common stock voted by the public stockholders at the special or annual stockholders meeting called for the purpose of (i) approving our initial business combination, or (ii) the extended period;

•	our initial stockholders have waived, and their permitted transferees will waive, their right to participate in any liquidating distribution with respect to the common stock if we fail to consummate a business combination;

•	the warrants may not be exercised unless and until the last sale price of our common stock equals or exceeds $13.75 for any 20 days within any 30-trading day period beginning 90 days after our initial business combination;

•	the warrants will not be redeemable by us as long as they are held by our initial stockholders or their permitted transferees;

•	the warrants may be exercised by the holders by paying cash or on a cashless basis; and

•	the sponsor units, and the underlying common stock and the warrants (including the common stock issuable upon exercise of the warrants) will not be transferable or salable, except to another entity controlled by Navios Holdings or Angeliki Frangou, or, in the case of individuals, family members and trusts for estate planning purposes, until 180 days after the consummation of our initial business combination.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, our initial stockholders have agreed to vote the shares of common stock owned by them prior to our initial public offering in accordance with the majority of the public stockholders and to vote any shares they acquired in the private placement, in the initial public offering and, subsequent to the initial public offering, the aftermarket to approve the extended period, if any, and in favor of any proposed business combination. Additionally, Navios Holdings and our officers and directors will vote all of their respective shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 40% of the shares sold in our initial public offering exercise their conversion rights on a cumulative basis, taking into consideration stockholders converting their shares in connection with the proposal that may be presented to our stockholders in connection with the extended period.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate our trust account because we have not consummated a business combination within the required time periods, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest not previously released to us to fund working capital requirements, and net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust account, as part of any plan of dissolution and liquidation, and any net assets remaining available for distribution to them after payment of liabilities. If we do not consummate an initial business combination and the trustee must distribute the balance of the trust account, the underwriters of our initial public offering have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account, and (ii) the deferred underwriters’ discounts and commission will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest. Navios Holdings has agreed to waive its right to participate in any liquidating distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by it prior to the initial public offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted for cash equal to their pro rata share of the trust fund if they vote (i) against the extended period, and it is approved, or (ii) against our initial business combination and our initial business combination is approved and consummated. Public stockholders who redeem their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units that they have not previously sold.

Co-investment shares

Navios Holdings will purchase up to an aggregate of $30.0 million of shares of common stock from us at $9.91 per share, the per-share amount held in our trust account as reported in our definitive proxy statement filed with the SEC relating to our proposed business combination, to the extent such funds are not used to purchase shares of our common stock by Navios Holdings in open market or privately negotiated purchases or in other purchases made prior to the consummation of the vessel acquisition, which would occur if our shares are offered for sale above a price equal to the per-share value of the funds in the trust account during the period when the limit order arrangement is in effect and Navios Holdings does not purchase any shares between the period the limit order arrangement terminates and such consummation. The co-investment shares may not be transferred, subject to certain limited exceptions, until 180 days after the consummation of our business combination.

Preferred stock

Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement entered into in connection with our initial public offering prohibits us, prior to a business combination, from issuing preferred stock that participates in any manner in the proceeds of the trust fund, or that votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue, nor have we issued as of the date of this registration statement, any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Warrants issued as part of public units

Each warrant issued in connection with the initial public offering entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of a business combination; or

•	one year from the date of the initial public offering prospectus.

The warrants will expire on June 25, 2013 at 5:00 p.m., Eastern Standard Time, or earlier upon redemption.

Once the warrants become exercisable, we may redeem the outstanding warrants (except for the warrants included in the sponsor units and sponsor warrants, which are not redeemable so long as they are held by Navios Holdings or its permitted transferees) at any time:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•	if, and only if, a business combination has been consummated; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, we may not call the warrants for redemption unless the shares of common stock underlying the warrants purchased as part of the units in our initial public offering are covered by an effective registration statement and a current prospectus from the date of the call notice through the date fixed for redemption.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise their warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

If we call the warrants for redemption as described above, we will have the option to require all holders that exercise warrants thereafter to do so on a “cashless basis,” although the public stockholders are not eligible to do so at their own option. Otherwise, a public warrant may only be exercised for cash. In the event we choose to require a “cashless exercise,” each exercising holder must pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation or other similar event. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement entered into in connection with the initial public offering, we agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire and be worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Warrants included in the sponsor units

The warrants included in the sponsor units are identical to the warrants included in the units that were sold in our initial public offering, except as described above under “— Sponsor units.”

Sponsor warrants

In the private placement, we sold Navios Holdings 7,600,000 sponsor warrants, at $1.00 per warrant, to purchase 7,600,000 shares of our common stock at a per-share exercise price of $7.00. The sponsor warrants are identical to the warrants included in the units sold in the initial public offering, except that:

•	the sponsor warrants are subject to certain transfer restrictions until after the consummation of our initial business combination;

•	the sponsor warrants may be exercised on a cashless basis;

•	the sponsor warrants will not be redeemable by us so long as they are held by Navios Holdings or its permitted transferees; and none of the sponsor warrants purchased by Navios Holdings are transferable or

•	salable, except to another entity controlled by Navios Holdings, which will be subject to the same transfer restrictions until after we consummate a business combination.

Exercise of the sponsor warrants on a cashless basis enables the holder to convert the value in the warrant (the fair market value of the common stock minus the exercise price of the warrant) into shares of common stock. We will establish the “value” to be converted into shares of our common stock upon exercise of the warrants on a cashless basis and provide such information in the notice of exercise. The “value” will be determined using the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the notice of exercise by warrant holders.

The warrants included in the sponsor units and the sponsor warrants are differentiated from warrants, if any, purchased in or following the initial public offering through the legending of certificates representing the warrants included in the sponsor units and the sponsor warrants indicating the restrictions and rights specifically applicable to such warrants.

Registration Rights

Pursuant to a registration rights agreement between us and our initial stockholders entered into in connection with the initial public offering, the holders of the sponsor units (and the common stock and warrants comprising such units and the common stock issuable upon exercise of such warrants), the sponsor warrants (and the common stock issuable upon exercise of such warrants), the co-investment shares and any shares of common stock purchased pursuant to the limit orders described above will be entitled to three demand registration rights, “piggy-back” registration rights and short-form resale registration rights commencing after the consummation of our initial business combination, in the case of the sponsor warrants, and 180 days after the consummation of our initial business combination, in the case of the sponsor units. We will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by us.

Dividends

We have not paid any dividends on our common stock to date and will not pay dividends prior to the consummation of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors.

Transfer Agent and Warrant Agent

The transfer agent for Navios Acquisition’s securities and warrant agent for Navios Acquisition’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

TAXATION
     As discussed above, the warrants cannot be exercised unless and until the Company consummates the proposed business combination. The tax discussion below is presented assuming that the business combination has been consummated.

Marshall Islands Tax Considerations

Navios Acquisition is incorporated in the Marshall Islands. Under current Marshall Islands law, Navios Acquisition is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by Navios Acquisition to its stockholders.

Material U.S. Federal Income Tax Consequences

The following discussion addresses the U.S. federal income tax consequences relating to the purchase, ownership and disposition of Navios Acquisition common stock by U.S. Holders (as defined below) that hold such shares. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. No party has sought or will seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a holder of Navios Acquisition common stock may vary depending upon such stockholder’s particular situation or status. This discussion is limited to holders of Navios Acquisition common stock who hold such shares as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to holders of shares who are subject to special treatment under U.S. federal income tax laws, including but not limited to: Non-U.S. Holders (as defined below); dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding their Navios Acquisition shares as part of a “hedge,” “straddle” or other risk reduction transaction; persons holding their Navios Acquisition shares through partnerships, trusts or other entities; U.S. persons whose functional currency is not the U.S. dollar; stockholders who will be restricted from seeking conversion rights with respect to more than 10% of the public shares; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Navios Acquisition shares that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to United States federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a U.S. trust on August 19, 1996 and validly elected to continue to be treated as a U.S. trust). Stockholders may want to consult their own tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of Navios Acquisition shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

For purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, an individual, trust, or corporation that is a beneficial owner of Navios Acquisition shares, who is not a U.S. Holder.

U.S. Federal Income Taxation of Navios Acquisition

Taxation of Operating Income: In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. Navios Acquisition is not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax. In the absence of exemption from tax under Section 883 of the Code, Navios Acquisition’s gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income From U.S. Federal Income Taxation

In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax described below on its U.S.-source shipping income.

Under Section 883 of the Code, Navios Acquisition will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

1. Navios Acquisition and each of its vessel-owning subsidiaries is organized in a foreign country (“country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2. either:

•	more than 50% of the value of Navios Acquisition’s stock is owned, directly or indirectly, by individuals who are “residents” of Navios Acquisition’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which Navios Acquisition refers to as the “50% Ownership Test,” or

•	Navios Acquisition’s stock is “primarily and regularly traded on an established securities market” in Navios Acquisition’s country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, which Navios Acquisition refers to as the “Publicly-Traded Test.”

Currently, the Republic of the Marshall Islands, the jurisdiction where Navios Acquisition is incorporated, as well as the jurisdictions where Navios Acquisition’s vessel-owning subsidiaries will be incorporated, namely, the Republic of the Marshall Islands and the Cayman Islands, grant an “equivalent exemption” to U.S. corporations. Therefore, at present, Navios Acquisition will be exempt from U.S. federal income taxation with respect to its U.S.-source shipping income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test. It may be difficult for Navios Acquisition to satisfy the 50% Ownership Test for each taxable year due to the widely-held ownership of its stock. Navios Acquisition’s ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Navios Acquisition’s common stock is “primarily traded” on the New York Stock Exchange.

Under the regulations, Navios Acquisition’s stock is considered to be “regularly traded” on an established securities market if one or more classes of its stock representing more than 50% of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which Navios Acquisition refers to as the listing threshold. Since Navios Acquisition’s common stock, which represents more than 50% of its outstanding shares by vote and value, is listed on the New York Stock Exchange, Navios Acquisition currently satisfies the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Navios Acquisition currently satisfies the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock, which condition Navios Acquisition’s common stock meets.

Notwithstanding the foregoing, the regulations provide, in pertinent part, Navios Acquisition’s common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of its common stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of its common stock, which Navios Acquisition refers to as the “5% Override Rule.”

For purposes of being able to determine the persons who owns 5% or more of Navios Acquisition common stock, or “5% Stockholders,” the regulations permit Navios Acquisition to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in its common stock. The regulations further provide that an investment company that is registered under the Investment Company Act will not be treated as a 5% Stockholder for such purposes.

Navios Acquisition does not anticipate that its 5% Stockholders will own 50% or more of its common stock in 2010 (the first year in which it expects to derive shipping income) or in subsequent years. However, if Navios Acquisition’s 5% Stockholders did own more than 50% of Navios Acquisition’s common stock, then Navios Acquisition would be subject to the 5% Override Rule unless it were able to establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no guarantee that Navios Acquisition would be able to satisfy them.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, Navios Acquisition’s U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

Since under the sourcing rules described above, no more than 50% of Navios Acquisition’s shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on Navios Acquisition’s shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and Navios Acquisition’s U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, Navios Acquisition may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Navios Acquisition’s U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	Navios Acquisition has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of Navios Acquisition’s U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

Navios Acquisition does not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of Navios Acquisition’s shipping operations and other activities, Navios Acquisition believes that none of its U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether Navios Acquisition will qualify for exemption under Section 883, Navios Acquisition will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by Navios Acquisition will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by Navios Acquisition with respect to Navios Acquisition’s common stock to a U.S. Holder will constitute dividends, which will be taxable as ordinary income, to the extent of Navios Acquisition’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of Navios Acquisition’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in their common stock on a dollar-for-dollar basis and thereafter as capital gain. Because Navios Acquisition is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Navios Acquisition. Dividends paid with respect to Navios Acquisition’s common stock will be treated as “passive category income” or, in the case of certain types of U.S. Holders, as “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Based upon its projected income, assets and activities, Navios Acquisition expects that it will be treated as a passive foreign investment company for the 2010 taxable year. Accordingly, the preferential tax rates for “qualified dividend income” would not be available with respect to dividends paid by Navios Acquisition to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) in 2010.

Special rules may apply to any “extraordinary dividend,” generally, a dividend in an amount which is equal to or in excess of 10%of a stockholder’s adjusted basis (or fair market value in certain definitive, pre-determined circumstances) in a share of common stock paid by Navios Acquisition.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of passive foreign investment companies below, a U.S. Holder will recognize taxable gain or loss upon a sale, exchange or other disposition (including U.S. Holders who exercise their conversion rights) of Navios Acquisition common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. These consequences are discussed in more detail below. In general, Navios Acquisition will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held Navios Acquisition common stock, either:

•	at least 75% of Navios Acquisition’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether Navios Acquisition is a passive foreign investment company, Navios Acquisition will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by Navios Acquisition in connection with the performance of services would not constitute passive income. By contrast, rental income would constitute “passive income” unless Navios Acquisition was treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based upon its actual and projected income, assets and activities, Navios Acquisition expects that it will be treated for United States federal income tax purposes as a passive foreign investment company for the 2010 taxable year, that it was a PFIC for the 2008 and 2009 taxable years, and that it does not expect to be treated as a PFIC for the 2011 and subsequent taxable years. No assurances can be given as to such PFIC status, because such status requires an annual factual determination based upon the composition of Navios Acquisition’s income and assets for the entire taxable year. Although there is no legal authority directly on point, Navios Acquisition’s position with respect to future years is based principally on the view that, for purposes of determining whether Navios Acquisition is a passive foreign investment company, the gross income Navios Acquisition derives or is deemed to derive from the chartering activities of its wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, Navios Acquisition intends to take the position that such income does not constitute passive income, and the assets that Navios Acquisition or its wholly owned subsidiaries will own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether Navios Acquisition is a passive foreign investment company.

Navios Acquisition believes there is substantial analogous legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income that Navios Acquisition anticipates to derive from time charters and voyage charters as services income for other tax purposes. However, in the absence of any direct legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with Navios Acquisition’s position. The IRS or a court could take the position that the income anticipated to be derived by Navios Acquisition from its chartering activities will properly be treated as rental income rather than as services income. This position could be taken if the services provided by Navios Acquisition were insufficient to support the characterization of its chartering income as services income. If Navios Acquisition’s income were treated as rental income, then such income would be treated as passive income for purposes of the passive foreign investment company rules. In addition, although Navios Acquisition intends to conduct its affairs in a manner to avoid being classified as a passive foreign investment company with respect to any future taxable year, Navios Acquisition cannot assure you that the nature of its operations will not change in the future. The remainder of this summary assumes that Navios Acquisition will be treated as a PFIC for its 2010 taxable year but not for subsequent taxable years.

U.S. Holders should be aware of certain tax consequences of investing directly or indirectly in Navios Acquisition common stock. As discussed more fully below, if Navios Acquisition is treated as a passive foreign investment company for the 2010 taxable year (which treatment is expected), or for any future year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely filed election to treat us as a “Qualified Electing Fund,” which election Navios Acquisition refers to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to Navios Acquisition’s common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes their pro rata share of Navios Acquisition ordinary earnings and Navios Acquisition’s net capital gain, if any, for Navios Acquisition’s taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from Navios Acquisition by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of Navios Acquisition common stock. A U.S. Holder would make a QEF election with respect to any year that Navios Acquisition is a passive foreign investment company by filing IRS Form 8621 with their U.S. federal income tax return. For any taxable year which Navios Acquisition is aware that it is to be treated as a passive foreign investment company, upon request, Navios Acquisition will provide a U.S. Holder with all necessary information in order to make the QEF election described above. A QEF election will not apply to any taxable year during which Navios Acquisition is not a PFIC, but will remain in effect with respect to any subsequent taxable year in which Navios Acquisition becomes a PFIC. Each U.S. Holder is encouraged to consult its own tax adviser with respect to tax consequences of a QEF election with respect to Navios Acquisition.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if Navios Acquisition is treated as a passive foreign investment company for future taxable years (Navios Acquisition expects that it will be treated as a PFIC in 2010, as it was in 2008 and 2009) and, as Navios Acquisition anticipates, its stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to Navios Acquisition common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the

U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in their common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of Navios Acquisition common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election will not apply to Navios Acquisition common stock held by a U.S. Holder for any taxable year during which it is not a PFIC, but will remain in effect with respect to any subsequent taxable year in which it becomes a PFIC. Each U.S. Holder is encouraged to consult its own tax adviser with respect to the availability and tax consequences of a mark-to-market election with respect to Navios Acquisition common stock.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if Navios Acquisition is treated as a passive foreign investment company for any taxable year (Navios Acquisition was a PFIC for its 2008 and 2009 taxable years and expects that it will be so treated for its 2010 taxable year, but not in subsequent years), a U.S. Holder who does not make either a timely QEF election or a “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on Navios Acquisition common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock, including any gain realized by a Non-Electing Holder who exercises his conversion rights. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of Navios Acquisition common stock. If a Non-Electing Holder who is an individual dies while owning Navios Acquisition common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Non-electing U.S. Holders are encouraged to consult their tax advisers regarding the application of the PFIC rules to their specific situation.

A Non-Electing U.S. Holder who wishes to make a QEF election for a subsequent year, but who did not make a timely QEF election for the first year holding period, may be able to make a special “purging election” pursuant to Section 1291(d) of the Code. Pursuant to this election, a Non-Electing U.S. Holder would be treated as selling their stock for fair market value on the first day of the taxable year for which the subsequent year QEF election is made. Any gain on such deemed sale would be subject to tax as discussed above. Non-Electing U.S. Holders are encouraged to consult their tax advisers regarding the availability of a “purging election” as well as other available elections.

If Navios Acquisition is treated as a PFIC for any taxable year during the holding period of a U.S. Holder (Navios Acquisition was a PFIC for its 2008 and 2009 taxable years, and expects that it will be so treated for taxable year 2010, but not in subsequent years), unless the U.S. Holder makes a timely QEF election for the first taxable year in which they hold the stock and in which Navios Acquisition is a PFIC, or makes the mark-to-market election, Navios Acquisition will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder is treated as a direct or indirect U.S. Holder even if Navios Acquisition is not a PFIC for such years. A U.S. Holder is encouraged to consult their tax advisers with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of code section 1298(b)(1). In addition, U.S. Holders should consult their tax advisers regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain definitive, pre-determined circumstances, fail to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Navios Acquisition’s shares.

RECENT DEVELOPMENTS
     On April 8, 2010, Navios Acquisition announced that it had signed a definitive agreement, pursuant to which it will acquire a 13-vessel fleet, comprised of 11 product tankers and two chemical tankers, for an aggregate purchase price of $457.7 million, of which approximately $334.3 million will be financed with debt. Navios Acquisition will also obtain options to purchase two additional product tankers for $40.5 million per vessel.
     The vessel acquisition will be approved if: (a) a majority of the shares of Navios Acquisition’s common stock issued in its initial public offering and outstanding as of the record date, to be determined, that are present or represented at the meeting vote in favor of the vessel acquisition proposal, and (b) no more than approximately 39.99% of the public shares (or 10,119,999 shares of common stock) both vote against the vessel acquisition proposal and properly exercise their conversion rights. On May 25, 2010, the stockholders of Navios Acquisition approved the vessel acquisiton at a special meeting of stockholders.
     Unless and until the vessel acquisition is consummated, the publicly traded warrants will not be exercisable, and this prospectus will not be used for the issuance of any shares of common stock underlying the publicly traded warrants until such warrants become exercisable. Upon completion of the vessel acquisition, Navios Acquisition will file as soon as practicable, and incorporate by reference into this prospectus, a Report on Form 6-K reflecting information concerning Navios Acquisition on a post-acquisition basis, and this prospectus will not be used until such time as that Report on Form 6-K is filed with the SEC.
LEGAL MATTERS
     The validity of the common stock underlying the publicly traded warrants offered in this offering, including the valid issuance of the shares of common stock upon exercise of the warrants in connection with this offering relating to Marshall Islands law will be passed upon for us by Reeder & Simpson PC from time to time.
EXPERTS
     The financial statements of Navios Maritime Acquisition Corporation incorporated in this prospectus by reference from our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, have been so incorporated in reliance on the report of Rothstein, Kass & Company, P.C. as experts in auditing and accounting.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to ‘‘incorporate by reference’’ the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:
•	Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on January 29, 2010;

•	Report on Form 6-K dated May 25, 2010, filed on May 27, 2010; and

•	The description of our common stock contained in our Form 8-A filed on June 19, 2008.

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:
Vasiliki (Villy) Papaefthymiou
Navios Maritime Acquisition Corporation.
85 Akti Miaouli Street
Piraeus, Greece 185 38
Telephone: (011) +30-210-4595000
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form F-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. The Company maintains a web site at http://navios.com/acquisitioncorporation.asp.